Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2016 FIRST QUARTER RESULTS

-Reports Net Income Available to Common Stockholders of $28.6 Million, or $0.18 per Diluted Share for the Quarter-

-Home Sales Revenue up 13% driven by a 15% increase in New Home Deliveries for the Quarter-

-Homebuilding Gross Margin increase to 23.3% for the Quarter-

Irvine, California, April 27, 2016 /Business Wire/ – TRI Pointe Group, Inc. (NYSE: TPH) today announced results for the first quarter ended March 31, 2016.

Results and Operational Data for First Quarter 2016 and Comparisons to First Quarter 2015

•	Net income available to common stockholders was $28.6 million, or $0.18 per diluted share compared to $15.3 million, or $0.09 per diluted share
•	New home orders of 1,149 compared to 1,194, a decrease of 4%
•	Active selling communities averaged 114.5 compared to 113.0
o	New home orders per average selling community were 10.0 orders (3.3 monthly) compared to 10.6 orders (3.5 monthly)
o	Cancellation rate increased to 13% compared to 11%
•	Backlog units of 1,534 homes compared to 1,558, a decline of 2%
o	Dollar value of backlog of $891.5 million compared to $943.4 million, a decrease of 5%
o	Average sales price in backlog of $581,000 compared to $605,000, a decline of 4%
•	Home sales revenue of $423.1 million compared to $374.3 million, an increase of 13%
o	New homes deliveries of 771 homes compared to 668 homes, an increase of 15%
o	Average sales price of homes delivered of $549,000 compared to $560,000, a decline of 2%
•	Homebuilding gross margin percentage of 23.3% compared to 19.9%, an increase of 340 basis points
o	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 25.4%*
•	SG&A expense as a percentage of homes sales revenue improved to 12.9% compared to 13.7%
•	Ratios of debt and net debt to capital of 42.3% and 39.4%*, respectively, as of March 31, 2016
•	Cash of $144.0 million and availability under unsecured revolving credit facility of $170.3 million

* See “Reconciliation of Non-GAAP Financial Measures”

“We believe 2016 is off to a great start,” said TRI Pointe Group Chief Executive Officer Doug Bauer.  “Strong growth in new home deliveries coupled with a 340 basis point expansion in homebuilding gross margin resulted in an 87% increase in net income for the quarter.  Our homebuilding operations generated healthy demand during the quarter with an average monthly absorption pace above 3.3 orders per community.  We also grew our ending community count by 20% as compared to the fourth quarter of 2015.  Thanks to these achievements, we are well positioned to deliver on the operational and financial goals we laid out for the Company at the beginning of the year.”

First Quarter 2016 Operating Results

Net income available to common stockholders was $28.6 million, or $0.18 per diluted share in the first quarter of 2016, compared to net income of $15.3 million, or $0.09 per diluted share for the first quarter of 2015.  The improvement in net income available to common stockholders was primarily driven by an increase of $24.2 million in homebuilding gross margin due to higher home sales revenue resulting from a 15% increase in new home deliveries and a 340 basis point improvement in homebuilding gross margin percentage, offset by an increase in selling, general and administrative expenses and the provision for income taxes.

Home sales revenue increased $48.8 million, or 13%, to $423.1 million for the first quarter of 2016, as compared to $374.3 million for the same period in 2015.  The increase was mainly attributable to a 15% increase in new home deliveries to 771.

New home orders decreased 4% to 1,149 homes for the first quarter of 2016, as compared to 1,194 homes for the same period in 2015, which was up 79% from 667 orders for the same period in 2014.  Average active selling communities increased slightly to 114.5 as compared to 113.0 for the same period in the prior year. The Company’s overall quarterly absorption rate per average selling community for the first quarter ended March 31, 2016 remained strong at 10.0 orders (3.3 monthly) but declined slightly compared to 10.6 orders (3.5 monthly) during the same period in 2015.

The Company ended the quarter with 1,534 homes in backlog, representing approximately $891.5 million in future home sales revenue. The average sales price of homes in backlog as of March 31, 2016 decreased $24,000, or 4%, to $581,000 compared to $605,000 at March 31, 2015.

Homebuilding gross margin percentage for the first quarter of 2016 increased to 23.3% compared to 19.9% for the same period in 2015 and increased sequentially from 22.2% during the fourth quarter of 2015.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 25.4%* for the first quarter of 2016 versus 21.8%* for the same period in 2015.

Selling, general and administrative expense for the first quarter of 2016 improved to 12.9% of home sales revenue as compared to 13.7% for the same period in 2015 due to greater leverage as a result of the 13% increase in home sales revenue.

“We have worked hard to instill a culture of collaboration and innovation throughout our organization,” said TRI Pointe Group President and Chief Operating Officer Tom Mitchell.  “We have challenged each of our homebuilding brands to enhance their product offerings and consider new strategies to manage their business and improve their existing operations.  All of our teams have embraced this mindset and as a result, TRI Pointe Group is a much stronger organization today than it was at the close of the merger with WRECO.”

* See “Reconciliation of Non-GAAP Financial Measures”

Outlook

For the second quarter of 2016, the Company anticipates delivering approximately 60% of its 1,534 units in backlog as of March 31, 2016.  In addition, the Company expects to open 10 new communities, and close out of 15, resulting in 120 active selling communities as of June 30, 2016.

For the full year 2016, the Company is reiterating its original guidance of growing communities by 20%, delivering between 4,200 and 4,400 homes at an average sales price of $550,000, a SG&A expense ratio in the range of 10.3% to 10.5% and gross profit from land and lot sales of between $45 million and $50 million.  In addition, the Company is updating its homebuilding gross margin guidance for the full year of 2016 to be in a range of 20.5% to 21.5% from 20.0% to 21.0%.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, April 27, 2016.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group First Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13634274.  An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Group, Inc.

Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, land at lot sales, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “goal,” “expect,” “intend,” “project,” “potential,” “plan,” “predict,”  “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the continuing drought in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:

Chris Martin, TRI Pointe Group

Drew Mackintosh, Mackintosh Investor Relations

InvestorRelations@TRIPointeGroup.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015	Change
Operating Data:
Home sales revenue	$423,055	$374,265	$48,790
Homebuilding gross margin	$98,556	$74,358	$24,198
Homebuilding gross margin %	23.3%	19.9%	3.4%
Adjusted homebuilding gross margin %*	25.4%	21.8%	3.6%
Land and lot gross margin	$(424)	$(308)	$(116)
Land and lot gross margin %	(119.4)%	(15.4)%	(104.0)%
SG&A expense	$54,717	$51,439	$3,278
SG&A expense as a % of home sales revenue	12.9%	13.7%	(0.8)%
Net income available to common stockholders	$28,550	$15,297	$13,253
Adjusted EBITDA*	$57,584	$34,333	$23,251
Interest incurred	$15,149	$15,176	$(27)
Interest in cost of home sales	$8,830	$6,711	$2,119

Other Data:
Net new home orders	1,149	1,194	(45)
New homes delivered	771	668	103
Average selling price of homes delivered	$549	$560	$(11)
Average selling communities	114.5	113.0	1.5
Selling communities at end of period	125	117	8
Cancellation rate	13%	11%	2%
Backlog (estimated dollar value)	$891,532	$943,352	$(51,820)
Backlog (homes)	1,534	1,558	(24)
Average selling price in backlog	$581	$605	$(24)

	March 31,	December 31,
	2016	2015	Change
Balance Sheet Data:
Cash and cash equivalents	$144,019	$214,485	$(70,466)
Real estate inventories	$2,705,251	$2,519,273	$185,978
Lots owned or controlled	27,929	27,602	327
Homes under construction (1)	2,434	2,280	154
Debt	$1,244,331	$1,170,505	$73,826
Stockholders' equity	$1,694,757	$1,664,683	$30,074
Book capitalization	$2,939,088	$2,835,188	$103,900
Ratio of debt-to-capital	42.3%	41.3%	1.0%
Ratio of net debt-to-capital*	39.4%	36.5%	2.9%

__________

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	December 31,
	2016	2015
Assets	(unaudited)
Cash and cash equivalents	$144,019	$214,485
Receivables	32,688	43,710
Real estate inventories	2,705,251	2,519,273
Investments in unconsolidated entities	17,494	18,999
Goodwill and other intangible assets, net	161,895	162,029
Deferred tax assets, net	126,812	130,657
Other assets	45,918	48,918
Total assets	$3,234,077	$3,138,071

Liabilities
Accounts payable	$67,601	$64,840
Accrued expenses and other liabilities	201,302	216,263
Unsecured revolving credit facility	374,392	299,392
Seller financed loans	—	2,434
Senior notes	869,939	868,679
Total liabilities	1,513,234	1,451,608

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 162,007,850 and 161,813,750 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,620	1,618
Additional paid-in capital	912,719	911,197
Retained earnings	780,418	751,868
Total stockholders' equity	1,694,757	1,664,683
Noncontrolling interests	26,086	21,780
Total equity	1,720,843	1,686,463
Total liabilities and equity	$3,234,077	$3,138,071

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Homebuilding:
Home sales revenue	$423,055	$374,265
Land and lot sales revenue	355	2,000
Other operations	580	993
Total revenues	423,990	377,258
Cost of home sales	324,499	299,907
Cost of land and lot sales	779	2,308
Other operations	566	562
Sales and marketing	26,321	23,286
General and administrative	28,396	28,153
Restructuring charges	135	222
Homebuilding income from operations	43,294	22,820
Equity in (loss) income of unconsolidated entities	(14)	107
Other income, net	115	256
Homebuilding income before taxes	43,395	23,183
Financial Services:
Revenues	148	—
Expenses	58	26
Equity in income (loss) of unconsolidated entities	715	(33)
Financial services income (loss) from operations before taxes	805	(59)
Income before taxes	44,200	23,124
Provision for income taxes	(15,490)	(7,827)
Net income	28,710	15,297
Net income attributable to noncontrolling interests	(160)	—
Net income available to common stockholders	$28,550	$15,297
Earnings per share
Basic	$0.18	$0.09
Diluted	$0.18	$0.09
Weighted average shares outstanding
Basic	161,895,640	161,490,970
Diluted	162,192,610	162,807,376

MARKET DATA BY REPORTING SEGMENT & STATE

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2016		2015
	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price
New Homes Delivered:
Maracay Homes	115	$395	85	$382
Pardee Homes	208	572	168	510
Quadrant Homes	92	494	93	466
Trendmaker Homes	88	498	108	520
TRI Pointe Homes	201	657	139	769
Winchester Homes	67	559	75	663
Total	771	$549	668	$560

	Three Months Ended March 31,
	2016		2015
	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price
New Homes Delivered:
California	314	$681	220	$721
Colorado	38	482	33	473
Maryland	48	504	31	580
Virginia	19	699	44	721
Arizona	115	395	85	382
Nevada	57	328	54	340
Texas	88	498	108	520
Washington	92	494	93	466
Total	771	$549	668	$560

MARKET DATA BY REPORTING SEGMENT & STATE, continued

(unaudited)

	Three Months Ended March 31,
	2016		2015
	New	Average	New	Average
	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities
Net New Home Orders:
Maracay Homes	201	18.5	161	17.0
Pardee Homes	313	23.5	308	20.3
Quadrant Homes	133	9.5	150	10.2
Trendmaker Homes	122	24.3	132	26.5
TRI Pointe Homes	265	25.5	336	26.3
Winchester Homes	115	13.2	107	12.7
Total	1,149	114.5	1,194	113.0

	Three Months Ended March 31,
	2016		2015
	New	Average	New	Average
	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities
Net New Home Orders:
California	406	33.2	470	30.6
Colorado	43	5.0	74	7.0
Maryland	64	6.2	49	5.0
Virginia	51	7.0	58	7.7
Arizona	201	18.5	161	17.0
Nevada	129	10.8	100	9.0
Texas	122	24.3	132	26.5
Washington	133	9.5	150	10.2
Total	1,149	114.5	1,194	113.0

MARKET DATA BY REPORTING SEGMENT & STATE, continued

(dollars in thousands)

(unaudited)

	As of March 31, 2016			As of March 31, 2015
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Maracay Homes	289	$121,130	$419	181	$67,817	$375
Pardee Homes	379	242,278	639	358	228,206	637
Quadrant Homes	184	99,170	539	170	68,952	406
Trendmaker Homes	170	90,870	535	242	128,206	530
TRI Pointe Homes	354	238,669	674	440	323,215	735
Winchester Homes	158	99,415	629	167	126,956	760
Total	1,534	$891,532	$581	1,558	$943,352	$605

	As of March 31, 2016			As of March 31, 2015
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
California	493	$376,645	$764	568	$448,600	$790
Colorado	89	45,694	513	125	61,841	495
Maryland	93	55,444	596	71	46,074	649
Virginia	65	43,971	676	96	80,882	843
Arizona	289	121,130	419	181	67,817	375
Nevada	151	58,608	388	105	40,980	390
Texas	170	90,870	535	242	128,206	530
Washington	184	99,170	539	170	68,952	406
Total	1,534	$891,532	$581	1,558	$943,352	$605

MARKET DATA BY REPORTING SEGMENT & STATE, continued

(unaudited)

	March 31,	December 31,
	2016	2015
Lots Owned or Controlled:
Maracay Homes	2,280	1,811
Pardee Homes	16,457	16,679
Quadrant Homes	1,510	1,274
Trendmaker Homes	1,777	1,858
TRI Pointe Homes	3,625	3,628
Winchester Homes	2,280	2,352
Total	27,929	27,602

	March 31,	December 31,
	2016	2015
Lots Owned or Controlled:
California	17,623	17,527
Colorado	626	876
Maryland	1,663	1,716
Virginia	617	636
Arizona	2,280	1,811
Nevada	1,833	1,904
Texas	1,777	1,858
Washington	1,510	1,274
Total	27,929	27,602

	March 31,	December 31,
	2016	2015
Lots by Ownership Type:
Lots owned	25,027	24,733
Lots controlled (1)	2,902	2,869
Total	27,929	27,602

__________

(1)	As of March 31, 2016 and December 31, 2015, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2016	%	2015	%
	(dollars in thousands)
Home sales revenue	$423,055	100.0%	$374,265	100.0%
Cost of home sales	324,499	76.7%	299,907	80.1%
Homebuilding gross margin	98,556	23.3%	74,358	19.9%
Add: interest in cost of home sales	8,830	2.1%	6,711	1.8%
Add: impairments and lot option abandonments	182	0.0%	345	0.1%
Adjusted homebuilding gross margin	$107,568	25.4%	$81,414	21.8%
Homebuilding gross margin percentage	23.3%		19.9%
Adjusted homebuilding gross margin percentage	25.4%		21.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2016	2015
	(dollars in thousands)
Unsecured revolving credit facility	$374,392	$299,392
Seller financed loans	—	2,434
Senior Notes	869,939	868,679
Total debt	1,244,331	1,170,505
Stockholders' equity	1,694,757	1,664,683
Total capital	$2,939,088	$2,835,188
Ratio of debt-to-capital(1)	42.3%	41.3%

Total debt	$1,244,331	$1,170,505
Less: Cash and cash equivalents	(144,019)	(214,485)
Net debt	1,100,312	956,020
Stockholders' equity	1,694,757	1,664,683
Total capital	$2,795,069	$2,620,703
Ratio of net debt-to-capital(2)	39.4%	36.5%

__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) impairment and lot option abandonments (g) restructuring charges and (h) transaction related expenses. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
Net income available to common stockholders	$28,550	$15,297
Interest expense:
Interest incurred	15,149	15,176
Interest capitalized	(15,149)	(15,176)
Amortization of interest in cost of sales	8,830	6,765
Provision for income taxes	15,490	7,827
Depreciation and amortization	1,792	1,481
Amortization of stock-based compensation	2,605	2,381
EBITDA	57,267	33,751
Impairments and lot abandonments	182	360
Restructuring charges	135	222
Adjusted EBITDA	$57,584	$34,333